UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               Form 8-K

                            Current Report

                    Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)

                           October 29, 1997


                          BB&T Corporation
        (Exact name of registrant as specified in its charter)

                  Commission file number :  1-10853


      North Carolina                            56-0939887
(State of incorporation)           (I.R.S. Employer Identification No.)


        200 West Second Street
    Winston-Salem, North Carolina                               27101
(Address of principal executive offices)                     (Zip Code)


                              (910) 733-2000
           (Registrant's telephone number, including area code)


This Form 8-K has 5 pages.

ITEM 5. OTHER EVENTS

       The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation has executed a difinitive agreement to acquire Life Bancorp, Inc. of Norfolk, Va.

EXHIBIT INDEX

Exhibit 99.1       Announcement to acquire Life Bancorp, Inc. of Norfolk, Va.

October 29, 1997


     BB&T Corporation announced today that a definitive agreement has been executed to acquire Life Bancorp, Inc. (NASDAQ/NMS:LIFB) of Norfolk, Va., in a stock transaction valued at $359.2 million, based on BB&T's closing price of $54.88 on Tuesday, October 28. The acquisition will give BB&T the largest market share of deposits in the Southside Hampton Roads area, which includes Norfolk, Virginia Beach, Chesapeake, Portsmouth and Suffolk.

     The transaction, approved by the boards of directors of both companies, will be accounted for as a pooling of interest. Based upon BB&T's closing price on October 28, the transaction is valued at $32.93 per share. The exchange will be .58 shares of BB&T common stock, for each share of Life Bancorp common stock, if BB&T stock is trading at $57 or higher. The exchange ratio may be increased, in increments, to a maximum of .60 shares if BB&T's common stock price is between $57 and $55, and below $55 will be fixed at .60 shares. Pricing will be based on the average of BB&T's closing prices for a specific period prior to closing the transaction.

     Life Bancorp, with approximately $1.5 billion in assets, operates 20 full service banking offices in Norfolk, Virginia Beach, Chesapeake, Portsmouth and Suffolk through its banking subsidiary, Life Savings Bank, FSB. Its primary businesses are retail banking and mortgage banking.

     Under terms of the agreement, Life has granted BB&T an option to purchase Life Bancorp common shares up to 19.9% of shares currently outstanding. The option agreement is only exercisable under certain circumstances.

     BB&T will have approximately $3.5 billion in assets and $2.3 billion in deposits in Virginia following the merger. BB&T controls the largest share of deposits in the Carolinas and is expected to acquire Virginia First Financial Corporation of Petersburg, Va. by year end. Currently, BB&T operates 53 branches in 26 cities and towns in Virginia.

     The merger, which is subject to the approval of the shareholders of Life Bancorp and the federal and state banking regulators, is expected to be completed by spring 1998.

                               S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                BB&T CORPORATION
                                                  (Registrant)

                                    By:     /S/ SHERRY A. KELLETT

                                              Sherry A. Kellett
                                 Executive Vice President and Controller
                                      (Principal Accounting Officer)

Date:  October 29, 1997